Dear Shareholder:

I am pleased to report to you the results of operations of Tri-County Financial Corporation and its banking subsidiary, Community Bank of Tri-County ("the Bank"), for the six months ended June 30, 2008. Net income increased to $2,442,775 for the period, compared to $2,351,735 for the same period last year. For the six months ended June 30, 2008, diluted earnings per share were $0.79 compared to $0.83 for the previous period ended June 30, 2007. The reduction in diluted earnings per share was largely attributed to the increase in total number of shares outstanding as a result of the private placement offering which closed in December 2007. Total assets increased to $644,903,642, up $46,497,808, or 7.77%, from December 31, 2007.

The increase in net income for the six months ended June 30, 2008 was attributed to several factors. Net interest and non-interest income increased from the same period in 2007. Net interest income increased as a result of the Bank's growth in earning assets. Non-interest income improved through increases in service charges and other revenue producing activities such as bank-owned life insurance. The Bank's asset quality continued to be strong, which enabled it to decrease the provision for loan losses compared to the prior year. The Bank's non-interest expense increased by 11.6% from the same period in the prior year. This increase was due to the hiring of additional bankers and staff as well as expenses associated with the new Lusby branch and the Leonardtown construction projects.

National and local economic conditions continued to be challenging. In many areas, there is no indication that the housing sector has hit bottom. In Southern Maryland, the market reflects the overall slowdown but does not appear to exhibit the severe conditions seen in other areas of the country. We continue to believe that the Bank's long-standing conservative credit culture will prove to be beneficial. As a result of our lending philosophy, the Bank's delinquency rates remain well below its peer community banks. Management and your Board are continually monitoring market conditions as the housing and credit crisis sorts itself out.

Since April 30, 2008, when the Federal Reserve lowered rates to 2%, no further rate cutting action has occurred. This very low rate environment has put considerable pressure on the interest rate spread and will continue to do so until either rates increase or deposit rates fall further. The rates paid on retail deposits appear to have reached a floor recently as many banks and credit unions are offering deposit rates that are significantly above wholesale rates. These rates affect our performance by skewing deposit rate levels during this cycle.

Our asset base increased since December 31, 2007 by $46,497,808, or 7.77%. The increase was largely attributable to growth in our loan portfolio. Deposit growth was $19,386,640, or 4.35%, for the six month period. The current economic crisis appears to have negatively affected household savings and reduced the expected level of this funding source for the Bank. Other sources have been used to support the growth in earning assets, including advances from the Federal Home Loan Bank.

Work continues on our branch system. The new Lusby branch is open and gaining market share. Our facility in Leonardtown is nearing completion and we expect to move in by early September. We plan to relocate several departments to that facility and remodel our home office in Waldorf to better accommodate the staff remaining in that building.

The current economic crisis has strained the financial markets in areas not previously affected, such as major financial institutions. The Federal Reserve has stepped up its role in stabilizing these critical institutions to limit the contagion into other sectors of the economy. At the present, it appears that their efforts have succeeded and the financial sector is working its way through the crisis. Community banking appears to be well positioned to endure this climate. This once again demonstrates the value of local banking and the relationships it creates with its communities in times of stress. With your continued support, Community Bank should be able to capitalize on its presence as the preeminent bank in Southern Maryland with those benefits accruing to Tri-County Financial Corporation.

Yours truly,

/s/ Michael L. Middleton

Michael L. Middleton
President
Chairman of the Board